Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Unitholders of Sanchez Production Partners LP and

the Board of Directors of Sanchez Production Partners GP LLC:

        We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-198440 and 333-202526), Form S-8 (Nos. 333-202578 and 333-210783) and Form S-3 (Nos. 333-204277 and 333-202575) of Sanchez Production Partners LP (formerly Sanchez Production Partners LLC) of our report dated March 28, 2017, with respect to the consolidated balance sheets of Sanchez Production Partners LP as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity/partners’ capital, and cash flows for years then ended, which report appears in the December 31, 2016 Annual Report on Form 10-K of Sanchez Production Partners LP.

/s/ KPMG LLP

Houston, Texas

March 28, 2017